Exhibit 10.38

AMENDED AND RESTATED FEE SHARING AGREEMENT
This AMENDED AND RESTATED FEE SHARING AGREEMENT (this “Agreement”), dated as of May 6, 2015 and effective as of March 25, 2014 (the “Effective Date”), is entered into by and among Arch Underwriters Ltd, a Bermuda exempted company with limited liability (“AUL”), Highbridge Principal Strategies, LLC, a Delaware limited liability company (“Highbridge”) and Watford Re Ltd., a Bermuda exempted company with limited liability (the “Company”), Watford Holdings Ltd., a Bermuda exempted company with limited liability (the “Parent” and, together with the Company, “Watford”). AUL, Highbridge and Watford may be referred to herein individually as a “Party” and collectively as the “Parties”.
R E C I T A L S
WHEREAS, Watford, AUL and Highbridge are party to that certain Services Agreement, dated as of March 24, 2014 (as amended from time to time, the “Services Agreement”);
WHEREAS, Watford and Highbridge are party to that certain Amended and Restated Investment Management Agreement, dated as of March 24, 2014 (as amended from time to time, the “Investment Management Agreement”);
WHEREAS, AUL, Highbridge and Watford entered into that certain Fee Sharing Agreement on March 25, 2014 (the “Original Agreement”);
WHEREAS, AUL, Highbridge and Watford wish to amend and restate the Original Agreement in its entirety as set forth herein; and
WHEREAS, each of AUL, Highbridge and Watford has all requisite authority to enter into and perform this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein and for other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the parties hereto agree as follows:

1.	Definitions
“Adjusted Management Fees” means, for any Calendar Quarter, (i) the Management Fees Earned by Highbridge for such period less (ii) the JPMS Fees Earned by JPMS for such period.
“Affiliate” of a specific Party means a Person that (at the time when the determination is to be made) directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Party.
“Annual Investment Management Fees” means for each Calendar Year the Performance Fees (as defined in the Investment Management Agreement) Earned by Highbridge

during such period and the gross amount of all other fees Earned by Highbridge during such period, in all cases in respect of services rendered prior to the Termination Date pursuant to the Investment Management Agreement, but, for the avoidance of doubt, excluding Quarterly Investment Management Fees, commissions Earned during such Calendar Year as contemplated by Section 8 of the Investment Management Agreement, reimbursable expenses incurred during such Calendar Year pursuant to Section 5 of the Fee Schedule to the Investment Management Agreement, and any indemnification pursuant to Section 6 of the Investment Management Agreement.
“Annual Underwriting Services Fees” means for each Calendar Year the sum of the gross amount of (i) the Profit Commissions Earned by AUL during such period and (ii) all other fees Earned by AUL during such period, in all cases in respect of services rendered prior to the Termination Date pursuant to the Services Agreement, but, for the avoidance of doubt, excluding Quarterly Underwriting Services Fees, reimbursable out-of-pocket expenses incurred during such Calendar Year pursuant to Section 5 of the Fee Schedule to the Services Agreement and any indemnification pursuant to Section 10.01 of the Services Agreement.
“Calendar Quarter” means a calendar quarter; provided, however, that the first Calendar Quarter shall commence on the Effective Date and shall end at December 31, 2014 (including such day); provided further that the final Calendar Quarter (“Final Calendar Quarter”) shall end at the Termination Date (including such day).
“Calendar Year” means a calendar year; provided, however, that the first Calendar Year shall commence on the Effective Date and shall end at December 31, 2014 (including such day); provided further that the final Calendar Year (the “Final Calendar Year”) shall end at the Termination Date (including such day).
“Covered Business” has the meaning given to such term in the Services Agreement.
“Earned” means earned in accordance with United States generally accepted accounting principles as presented in the consolidated financial statements of Arch Capital Group Ltd. or JPMorgan Chase & Co., as the case may be.
“Equalization Amount” means for each calendar quarter the amount by which (i) the greater of the Quarterly Investment Management Fees or the Quarterly Underwriting Services Fees Earned during such period exceeds (ii) the sum of such fees divided by two; provided, however, that for each calendar quarter the final day of which coincides with the final day of any calendar year, the Equalization Amount shall mean the amount by which (A) the greater of (x) the sum of the Quarterly Investment Management Fees Earned during such calendar quarter plus the Annual Investment Management Fees Earned during such calendar year or (y) the sum of the Quarterly Underwriting Services Fees Earned during such calendar quarter plus the Annual Underwriting Services Fees Earned during such calendar year exceeds (B) the sum of the fees set forth in (x) and (y) divided by two.

“Investment Account” has the meaning given to such term in the Investment Management Agreement.
“JPMS Fees” means, for each Calendar Quarter for which J.P. Morgan Securities LLC (“JPMS”) is entitled to receive a fee pursuant to the Services Agreement dated February 14, 2014 between Highbridge and JPMS, 50% of the Management Fees (75 bps) for such period with respect to the Net Asset Value of the Investment Account that is attributable to the net equity capital of the Parent raised by JPMS and its private banking affiliates pursuant to that certain letter agreement by and between JPMS and the Parent dated as of December 17, 2013.
“Management Fees” has the meaning given to such term in the Investment Management Agreement.
“Net Asset Value” has the meaning given to such term in the Investment Management Agreement.
“Payor” means for each calendar quarter (i) AUL, if the sum of (A) the Quarterly Underwriting Services Fees Earned by it during such calendar quarter plus (B) the Annual Underwriting Services Fees Earned by it during such calendar year (if the final day of such calendar quarter coincides with the final day of a calendar year) is greater than the sum of (X) the Quarterly Investment Management Fees Earned by Highbridge during such calendar quarter plus (Y) the Annual Investment Management Fees Earned by Highbridge during such calendar year (if the final day of such calendar quarter coincides with the final day of a calendar year), or (ii) Highbridge, if the sum of (A) the Quarterly Investment Management Fees Earned by it during such calendar quarter plus (B) the Annual Investment Management Fees Earned by it during such calendar year (if the final day of such calendar quarter coincides with the final day of a calendar year) is greater than the sum of (X) the Quarterly Underwriting Services Fees Earned by AUL during such calendar quarter plus (Y) the Annual Underwriting Services Fees Earned by AUL during such calendar year (if the final day of such calendar quarter coincides with the final day of a calendar year).
“Person” means any individual, company, corporation, limited liability company, partnership, firm, joint venture, association, trust, unincorporated organization, governmental or quasi-governmental entity (or any department, agency or political subdivision thereof) or other entity.
“Profit Commissions” has the meaning given to such term in the Services Agreement.
“Quarterly Investment Management Fees” means for each Calendar Quarter the Adjusted Management Fees Earned by Highbridge during such period and the gross amount of all other fees Earned by Highbridge during such period payable on a quarterly basis, in all cases in respect of services rendered prior to the Termination Date pursuant to the Investment Management Agreement, but, for the avoidance of doubt, excluding Annual Investment Management Fees, commissions Earned during such Calendar Quarter as contemplated by Section 8 of the Investment Management Agreement, reimbursable expenses incurred during such Calendar Quarter pursuant to Section 5 of the Fee Schedule to the Investment Management Agreement, and any indemnification pursuant to Section 6 of the Investment Management Agreement.
“Quarterly Underwriting Services Fees” means for each Calendar Quarter the sum of (a) the gross amount of (i) the Underwriting Fees Earned by AUL during such period, (ii) the Employee Leasing Fees (as defined in the Services Agreement) Earned by AUL during such period and (iii) all other fees Earned by AUL during such period payable on a quarterly basis, in all cases in respect of services rendered prior to the Termination Date pursuant to the Services Agreement, but, for the avoidance of doubt, excluding Annual Underwriting Services Fees, reimbursable out-of-pocket expenses incurred during such Calendar Quarter pursuant to Section 5 of the Fee Schedule to the Services Agreement and any indemnification pursuant to Section 10.01 of the Services Agreement, and (b) as respects the AUL Affiliate Cessions (as defined in the Services Agreement), the portions indicated on Schedule 1 hereto of the Earned Gross Premiums received by Affiliates (as defined in the Services Agreement) of AUL as ceding fees (over and above Acquisition Expenses) during such period in respect of Ceded Contracts (as defined in the AUL Affiliate Cessions) attaching prior to the Termination Date.
“Renewals” has the meaning given to such term in the Services Agreement.
“Termination Date” means the earlier of the effectiveness of termination of the Services Agreement or the effectiveness of termination of the Investment Management Agreement.
“Underwriting Fees” has the meaning given to such term in the Services Agreement.

2.	Fee Sharing Pre-Termination

a.
Within 75 days following the end of each Calendar Quarter through and including the Final Calendar Quarter, AUL and Highbridge shall furnish to the other (i) a schedule of the fees (i.e., Quarterly Underwriting Services Fees and Quarterly Investment Management Fees, respectively) Earned by it during such period in respect of services rendered prior to the Termination Date, and (ii) as respects any Calendar Quarter that does not end on December 31 of a year, an estimate of the Annual Underwriting Services Fees and Annual Investment Management Fees, respectively, for the Calendar Year based on results through the end of such Calendar Quarter. In addition, for each Calendar Quarter that ends on December 31 of a year and for the Calendar Quarter that ends on the Termination Date, AUL and Highbridge shall include in such schedules the Annual Underwriting Services Fees and Annual Investment Management Fees, respectively, Earned by it during the Calendar Year ending at such date in respect of services rendered prior to the Termination Date.

b.	Within 90 days following the end of each Calendar Quarter through and including the Final Calendar Quarter, whichever of AUL or Highbridge is the Payor shall pay the Equalization Amount to the other. Notwithstanding the foregoing, if and to the extent Watford fails to pay any amounts due prior to the end of such 90-day period, to (i) AUL under the Services Agreement that constitute Quarterly Underwriting Services Fees and/or Annual Underwriting Services Fees, or (ii) Highbridge under the Investment Management Agreement that constitute Quarterly Investment Management Fees and/or Annual Investment Management Fees, such unpaid amount shall be disregarded in the computation of the Equalization Amount, and upon later receipt of such unpaid amount by AUL or Highbridge, as the case may be, the Equalization Amount shall be redetermined to include such receipt, and any adjustment due shall be paid by AUL or Highbridge, as the case may be, within 5 days following such receipt. Each of AUL and Highbridge agrees to use its best efforts to collect any amounts owed to it by Watford under the Services Agreement or the Investment Management Agreement, as applicable.

c.
As used in this Agreement, all references to “pay”, “receipt” or “collect” shall be deemed to include amounts applied to offset amounts owed by the recipient, in addition to amounts actually paid, received or collected, as applicable.

3.	Fee Sharing Post-Termination

a.
Neither AUL nor Highbridge shall have any liability to the other for any Annual Investment Management Fees, Annual Underwriting Services Fees, Quarterly Investment Management Fees or Quarterly Underwriting Services Fees Earned in respect of services performed subsequent to the Termination Date.

b.
In the event that both the Services Agreement and the Investment Management Agreement terminate in the same Calendar Quarter, then AUL will remit to Highbridge within 30 days of receipt thereof one-half of any and all Underwriting Fees received by AUL in respect of Renewals of Covered Business written by the Company during the three-year period following the effectiveness of termination of the Services Agreement.

c.
In the event that AUL gives written notice that it will not renew the Services Agreement or terminates the Services Agreement pursuant to Section 9.02(b)(i) thereof, but the Investment Management Agreement continues in effect after the Termination Date, then AUL will remit to Highbridge within 30 days of receipt thereof one-half of any and all Underwriting Fees in respect of Renewals of Covered Business written by the Company during the three-year period following the Termination Date received by AUL; provided, however, that if the Investment Management Agreement terminates during such three-year period, AUL shall have no obligation to remit any such Underwriting Fees received in respect of any Renewal subsequent to such termination.

d.	Except as provided in paragraphs b and c above, AUL shall not have any obligation to Highbridge in respect of Underwriting Fees in respect of Renewals of Covered Business written by the Company during the three-year period following the Termination Date.

e.
Unless otherwise agreed between AUL and Highbridge, as soon as reasonably practicable after the Termination Date, AUL and Highbridge shall jointly retain the services of an independent internationally recognized actuarial firm to be mutually agreed by AUL and Highbridge, which firm (or its affiliates) shall not have rendered services to AUL or Highbridge (or any of their affiliates) during the three-year period prior to the Termination Date, to estimate future Profit Commissions (apart from Profit Commissions included in the Annual Underwriting Services Fee for the Final Calendar Year) (the “Profit Commissions Estimate”) payable to AUL in calendar years subsequent to the Final Calendar Year (in respect of services performed prior to the Termination Date), discounted to present value on the basis of the yield for five-year United States Treasury obligations on the date such estimate is rendered. If such actuarial firm determines that such amount cannot be precisely estimated, then such firm shall use the mid-point of a reasonable range for estimates determined by it (or the median value if stochastic modeling is utilized) to establish the Profit Commissions Estimate. The Profit Commissions Estimate shall be provided by such firm to AUL and Highbridge in writing. No later than 30 days from receipt of the Profit Commissions Estimate, AUL shall pay to Highbridge (if such estimate is positive) or Highbridge shall pay to AUL (if such estimate is negative) one-half the amount of the Profit Commissions Estimate; provided, however, that any such payment from Highbridge to AUL shall not exceed the total net amount of Profit Commissions previously paid by AUL to Highbridge. The Profit Commissions Estimate and payment shall be final irrespective of the actual amounts of future Profit Commissions.

f.
Unless otherwise agreed between AUL and Highbridge, if AUL and Highbridge are unable to, within 10 business days of the Termination Date, agree on an independent internationally recognized actuarial firm in accordance with Section 3(e) above, AUL and Highbridge shall each, as soon as reasonably practicable, retain the services of an independent internationally recognized actuarial firm, which respective firm (or its affiliates) shall not have rendered services during the three-year period prior to the Termination Date to the party retaining its services, to independently estimate future Profit Commissions pursuant to the procedures described in Section 3(e) above, and the Profit Commissions Estimate payable to AUL or Highbridge (as applicable) pursuant to Section 3(e) shall be the average of the estimates provided by the two firms.

4.	Successors

a.
In the event of termination of the Investment Management Agreement, without limiting Section 8.10 of the Services Agreement, Watford agrees that it shall require that any successor to Highbridge as investment manager for Watford shall offer to AUL to agree to substantially the same terms and conditions as set forth in this Agreement, which offer AUL may accept or decline in its discretion.

b.
In the event of termination of the Services Agreement, Watford agrees that it shall require that any successor to AUL as underwriting manager for Watford shall offer to Highbridge to agree to substantially the same terms and conditions as set forth in this Agreement, which offer Highbridge may accept or decline in its discretion.

5.	Miscellaneous.

a.
Except as authorized in writing by Highbridge or AUL, as applicable (the “Disclosing Party”), neither AUL nor Highbridge, as applicable (the “Receiving Party”) shall disclose any of the information provided to it by the Disclosing Party pursuant to this Agreement (“Confidential Information”) to any Person that is not a Party to this Agreement; provided, however, that the Receiving Party may disclose any such Confidential Information (v) to the extent necessary to be disclosed to an actuarial firm appointed pursuant to Section 3(e) or 3(f) for such actuarial firm to perform its services in accordance with Section 3(e) or 3(f), as applicable; (w) to the Receiving Party’s directors, officers, partners, members, trustees, employees, representatives (including any accountants, attorneys or other professionals) or Affiliates who need to know such Confidential Information (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential); (x) if such information becomes publicly available through no breach of this Agreement by the Receiving Party or any of its directors, officers, partners, members, trustees, employees, representatives or Affiliates; (y) if such Confidential Information is required to be disclosed by law or regulation or the rules of a national securities exchange or other regulatory or self-regulatory body; or (z) if such Confidential Information is required to be furnished to a governmental agency or court in connection with any legal or administrative proceeding. Notwithstanding the foregoing, AUL may disclose Confidential Information to Arch Capital Group Ltd. (“ACGL”) and Highbridge acknowledges that ACGL may further disclose such Confidential Information to the extent necessary to enable ACGL to comply with its reporting obligations as a public company.

b.
This Agreement, together with the Investment Management Agreement, the Services Agreement and each other document and agreement executed by the Parties in connection herewith or therewith, contains the entire understanding among the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings (except for the Investment Management Agreement and the Services Agreement) between the Parties relating to the subject matter hereof, and each Party hereto agrees that each and every such prior agreement and understanding (except for the Investment Management Agreement and the Services Agreement) is terminated and replaced in its entirety by the rights created by this Agreement, the Investment Management Agreement, the Services Agreement and each other document and agreement executed by the Parties in connection herewith or therewith.

c.
This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, no Party may pledge, assign, transfer, subcontract or delegate, either in whole or in part, its rights and obligations under this Agreement without the prior written consent of the other Parties.

d.
The Parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies, any other Party shall be entitled to an injunction restraining any violation or threatened violation of any of the provisions of this Agreement without the necessity of posting a bond or other form of security. In the event that any action should be brought in equity to enforce any of the provisions of this Agreement, no Party will allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

e.	Any notice, direction, instruction, acknowledgment or other communication required or contemplated by this Agreement will be in writing and addressed to the parties as follows:
If to Watford:
Watford Holdings Ltd.
P.O. Box HM 2069
Hamilton, HM HX
Bermuda
Attention: John Rathgeber
Telecopier No.:  (441) 278-3451
Telephone No.:  (441) 278-3450
with a copy (which shall not constitute notice) to:
Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
Attention: Gary D. Boss
Telecopier No.:  (212) 878-8375
Telephone No.:  (212) 878-8063

If to AUL:
Arch Underwriters, Ltd.
45 Reid St, Hamilton, HM-12
Bermuda
Attention: Laurence B. Richardson
Telecopier No.: (441) 278-9255
Telephone No.: (441) 278-9166
with a copy (which shall not constitute notice) to:
Cahill Gordon & Reindel, LLP
80 Pine Street
New York, New York 10005
Attention: John Schuster
Telecopier No.:  (212) 269-5420
Telephone No.:  (212) 701-3323
If to Highbridge:
Highbridge Principal Strategies, LLC
40 West 57th Street, 33rd Floor
New York, New York 10019
Attention: Kathy Choi
Telecopier No.:  (212) 520-3848
Telephone No.:  (212) 287-5548

f.
No provision of this Agreement may be changed, waived or discharged or terminated orally, but only by an instrument in writing signed by the Party against which enforcement of the change, waiver, discharge or termination is sought.

g.	This Agreement is to be governed by, and construed in accordance with, the laws of New York, without giving effect to its conflict of laws principles.

h.
To the fullest extent permitted by law, the Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall only be brought in the Federal courts located in the County of New York in the State of New York or the State courts located in the County of New York in the State of New York and not in any other State or Federal courts located in the United States of America or any court in any other country, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Nothing in this paragraph 5(h) shall affect any right of a Party hereto to serve process in any manner permitted by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

i.	This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

j.	If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ARCH UNDERWRITERS LTD.

By:	/s/ Nicolas Papadopoulo
Name: Nicolas Papadopoulo
Title: CEO

HIGHBRIDGE PRINCIPAL STRATEGIES, LLC

By:	/s/ Faith Rosenfeld
Name: Faith Rosenfeld
Title: Chief Administrative Officer

WATFORD HOLDINGS LTD.

By:	/s/ John Rathgeber
Name: John Rathgeber
Title: CEO

WATFORD RE LTD.

By:	/s/ John Rathgeber
Name: John Rathgeber
Title: CEO

[Signature Page to Amended and Restated Fee Sharing Agreement]

Schedule 1

AUL Affiliate Cession[1]	Underwriting Services Fee Portion of Earned Gross Premiums[2]
ARC Quota Share Retrocession Agreement	7% proportional; 16% excess of loss (or such lesser amount as determined by cedent in its discretion)
Property Catastrophe Quota Share Retrocession Agreement	7%
Quota Share Retrocession Agreements	7% proportional; 16% excess of loss (or such lesser amount as determined by cedent in its discretion)
Arch Worldwide Insurance Group and Arch Mortgage Insurance Group (primary business)	3%

As defined in the Services Agreement

As defined and used in the AUL Affiliate Cessions.